Exhibit 3.4	Certificate of Amendment to Certificate of Incorporation filed March 23, 2016

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The  corporation  organized  and  existing  under  and  by  virtue  of  the  General Corporation Law of the State of Delaware does hereby certify:

FIRST:  That at a meeting of the Board of Directors of Tengasco, Inc. resolutions were duly adopted setting  forth  a  proposed  amendment  of  the Certificate of  Incorporation  of  said  corporation,  declaring  said  amendment  to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof.   The resolution setting forth the proposed amendment is:

“The Certificate of Incorporation of the Corporation is hereby amended as follows:

By inserting the following paragraph as a new paragraph 4 (a) (6) thereof:

Upon the effectiveness of the amendment to the Certificate of Incorporation adding this paragraph thereto (the “Effective Time”), each share of Common Stock, par value $.001 per share issued and outstanding immediately prior to the Effective Time (the “Original Common Stock”), shall be reclassified into 1/10 shares of Common Stock, such Common Stock to have the rights and powers set forth in the Certificate of Incorporation and under the General Corporation Law of the State of Delaware (the “Reverse Split”). All shares of Common Stock issued to any holder of Original Common Stock as a result of the Reverse Split shall be aggregated for the purpose of determining the number of shares of Common Stock to which such holder shall be entitled, and no fractional shares shall be issued in connection with the Reclassification.  At and after the Effective Time, outstanding certificates that prior thereto represented shares of Original Common Stock shall be deemed for all purposes to evidence ownership of and to represent that number of shares of Common Stock into which the shares previously represented by such certificates have been reclassified as herein provided.  No fractional shares shall be issued in connection with the Reverse Split. Stockholders who otherwise would be entitled to receive fractional share interests of Common Stock as a result of the Reverse Split shall be entitled to receive in lieu of such fractional share interests, upon the Effective Time, one whole share of Common Stock in lieu of such fractional share interest. Until any such outstanding stock certificates have been surrendered for transfer or otherwise accounted for to the Corporation, the registered owner thereof on the books and records of the Corporation shall have and be entitled to exercise any voting and other rights with respect to, and receive any dividend and other distributions upon, the shares of Common Stock issued in respect of the Original Common Stock formerly evidenced by such certificates.”

SECOND:  That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.  The foregoing amendment shall be effective upon filing of Certificate of Amendment of Certificate of Incorporation with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by Michael J. Rugen, its Chief Executive Officer, thereto duly authorized, this 21st day of March, 2016.

 Tengasco, Inc.

BY: /s/Michael J. Rugen
           Michael J. Rugen
           Chief Executive Officer